Filed pursuant to Rule 424(b)(5)
Registration Nos.: 333-224423 and 333-252735

Prospectus Supplement

(to Prospectus dated April 30, 2018)

REKOR SYSTEMS, INC.

5,327,773 Shares of Common Stock

We are offering 5,327,773 shares of our common stock, par value $0.0001 per share, at a public offering price of $12.25 per share.

The shares will be issued and sold pursuant to an underwriting agreement dated February 4, 2021 among us, B. Riley Securities, Inc. and Lake Street Capital Markets, LLC, as representatives of the underwriters named therein. See “Underwriting” in this prospectus supplement for additional information. The underwriters have the option to purchase up to 799,166 additional shares of common stock solely to cover over-allotments, if any, at the price to the public less the underwriting discounts and commissions. The over-allotment option is exercisable for 30 days from the date of this prospectus supplement.

Our common stock is listed on the Nasdaq Capital Market under the symbol “REKR.” On February , 2021, the last reported sale price of our common stock on the Nasdaq Capital Market, was $ per share.

Upon the closing of this offering, all of our issued and outstanding Series A Cumulative Convertible Redeemable Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”) and Series B Cumulative Convertible Redeemable Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”) will automatically convert pursuant to their terms into an aggregate of approximately 1,414,081 shares of common stock.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page S-12 of this prospectus supplement and elsewhere in this prospectus supplement, the accompanying base prospectus and the other documents that are incorporated by reference in this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per share	Total
Offering price	$12.25	$65,265,219
Underwriting discounts and commissions(1)(2)	$0.67	$3,589,587
Proceeds, before expenses, to us	$11.58	$61,675,632

(1)

We have agreed to reimburse the underwriters for certain expenses of the offering. See “Underwriting” on page S-20 of this prospectus supplement for additional information regarding underwriting compensation.

(2)

We have granted the underwriters an option for a period of 30 days from the date of this prospectus supplement to purchase additional shares of our common stock equal to 15% of the number of shares offered hereby on the same terms and conditions as set forth above, solely to cover over-allotments, if any.

B. Riley Financial, Inc., the parent company of B. Riley Securities, Inc., and its affiliate have expressed an interest to purchase shares of common stock in this offering at the public offering price. Such indication of interest is not a binding agreement or commitment to purchase such shares and no binding agreement will be formed to purchase such shares prior to the execution of the underwriting agreement. In addition, the underwriters could determine to sell no shares to them.

The underwriters expect to deliver the shares against payment on or about February 9, 2021, subject to the satisfaction of certain conditions.

Joint Lead Book-Running Managers

B. Riley Securities	Lake Street

Co-Manager

Northland Capital Markets

The date of this prospectus supplement February 5, 2021.

Prospectus

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a “shelf” registration statement on Form S-3 (File No. 333-224423) that we initially filed with the Securities and Exchange Commission, or SEC, on April 24, 2018, and that was declared effective by the SEC on April 30, 2018. This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of our common stock and adds to and updates the information contained in the accompanying prospectus. The second part, the accompanying prospectus, which was filed prior to the time that the Company changed its name to Rekor Systems, Inc., provides more general information, some of which may not apply to this offering. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus, you should rely on the information in this prospectus supplement.

This prospectus supplement and the accompanying prospectus relate to the offering of shares of our common stock. Before buying any of the shares of common stock offered hereby, we urge you to read carefully this prospectus supplement and the accompanying prospectus, together with the information incorporated herein by reference as described below under the heading “Incorporation of Certain Information by Reference.” This prospectus supplement contains information about the common stock offered hereby and may add to, update or change information in the accompanying prospectus.

You should rely only on the information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different or additional information.

We are not making offers to sell or solicitations to buy our common stock in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should assume that the information in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front of the respective document and that any information that we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement or the accompanying prospectus or the time of any sale of our common stock.

This prospectus supplement and the accompanying prospectus contain summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated herein by reference as exhibits to the registration statement, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.”

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

This prospectus supplement and the accompanying prospectus contain and incorporate by reference market data and industry statistics and forecasts that are based on independent industry publications and other publicly-available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. Although we are not aware of any misstatements regarding the market and industry data presented in this prospectus supplement, the accompanying prospectus or the documents incorporated herein by reference, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings “Risk Factors” in this prospectus supplement and the accompanying prospectus, and under similar headings in the other documents that are incorporated herein by reference. Accordingly, investors should not place undue reliance on this information.

This prospectus and the information incorporated herein by reference include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference herein are the property of their respective owners.

Unless the context otherwise requires, in this prospectus supplement the “Company,” “Novume,” “we,” “us,” “our” and similar names refer to Rekor Systems, Inc. and its subsidiaries.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the securities or possession or distribution of this prospectus supplement or the accompanying prospectus in that jurisdiction. Persons who come into possession of this prospectus supplement or the accompanying prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement or the accompanying prospectus applicable to that jurisdiction.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about us and this offering and does not contain all of the information that you should consider in making your investment decision. You should carefully read this entire prospectus supplement and the accompanying prospectus, including the risks and uncertainties discussed under the heading “Risk Factors” beginning on page S-12 of this prospectus supplement, and the information incorporated by reference in this prospectus supplement and the accompanying prospectus, including our financial statements, before making an investment decision. If you invest in our securities, you are assuming a high degree of risk.

Our Business

Overview

We are a leader in the field of artificial intelligence (“AI”) enabled vehicle identification and intelligent roadway management systems. In development for over six years using machine learning algorithms, our core proprietary software enables the creation of more powerful and capable accurate vehicle recognition systems that can be deployed at a fraction of the cost of traditional legacy systems. Our software provides a wider field of view, greater light sensitivity and recognitions at faster speeds and with higher accuracy rates compared to legacy systems. It also includes the ability to identify the color, make, model and type of a vehicle and its direction of travel. These capabilities are particularly useful to governmental entities and businesses in solving a wide variety of real-world vehicle-related operational challenges. In addition, the ability to enhance existing Internet Protocol (“IP”) connected cameras has enabled significant new uses for vehicle recognition technology that were not previously available or cost effective. We currently provide products and services for governmental organizations, for large and small businesses and for individuals throughout the world. Customers currently use our products or services in over 70 countries in applications that include public safety, security, customer experience, transportation, parking, operational efficiencies and logistics.

On March 29, 2019, we announced that our Board of Directors approved changing the Company’s name to Rekor Systems, Inc. In connection with this name change, we changed:

•	the ticker symbol for our common stock on the Nasdaq Capital Market to “REKR” and the CUSIP number for the common stock to 759419 104;

•	the ticker symbol for our Series A Preferred Stock on the OTC Markets OTCQB exchange to “REKRP” and the CUSIP number for our Series A Preferred Stock to 759419 203; and

•	the ticker symbol for warrants on the OTC Markets OTCQB exchange to “REKRW” and the CUSIP number for the warrants to 759419 112.

Previously, we provided professional services and staffing solutions to the government contracting and the aerospace and aviation industries through our Professional Services Segment. The Professional Services Segment included our wholly owned subsidiaries AOC Key Solutions Inc. (“AOC Key Solutions”), Global Technical Services, Inc. (“GTS” or “TeamGlobal”), Firestorm Solutions, LLC (Firestorm Solutions”) and Firestorm Franchising, LLC (“Firestorm Franchising” and, together with Firestorm Solutions, “Firestorm”). As part of the development of a new line of products for the public safety and security markets, we determined that our resources were best concentrated on vehicle recognition products and services and began to consider dispositions in our Professional Services Segment. Concurrently, we reorganized and retooled our product development, business development and administrative resources to better serve our Technology Segment. On April 2, 2020, we sold AOC Key Solutions. As of June 29, 2020, we sold TeamGlobal and determined that all the remaining operations that comprised our Professional Services Segment met the criteria to be presented as discontinued.

Our continuing operations are conducted by our wholly owned subsidiary, Rekor Recognition Systems, Inc. (“Rekor Recognition”). In connection with the development of several new public safety products, we determined to acquire substantially all the assets of OpenALPR Technology, Inc. This acquisition (the “OpenALPR Technology Acquisition”), completed in March 2019, transferred vehicle recognition software and associated licenses and proprietary rights to OpenALPR Software Solutions, LLC (“OpenALPR”), a new wholly owned subsidiary of Rekor Recognition. OpenALPR’s vehicle recognition platform, already operating on approximately 6,800 cameras that cover approximately 14,000 lanes of roadway in 70 countries worldwide, has laid the groundwork for expansion, enabling multiple deployment mechanisms for our products and services. Since the Open ALPR Technology Acquisition, our engineering teams have worked continuously to expand and refine the Open ALPR platform. In October 2020, we announced the launch of Rekor One™, an advanced platform that serves as a unifying source of roadway intelligence for multiple government agencies across cities, counties and states. The Rekor One™ platform supports multiple community safety, intelligent roadway and revenue generation activities that can benefit from the use of our advanced vehicle recognition software.

Rekor’s vision is to enable “AI driven decisions” by enhancing the capabilities in commercial and government sectors with actionable, real-time insights. We deliver these insights through an expanding software portfolio that not only addresses the challenges our customers are currently facing but empowers them to effectively deal with their evolving needs.

Our core vehicle recognition software currently has the capability to analyze multi-spectral images and video streams produced by nearly any IP camera and concurrently extract license plate data by state or province from more than 85 countries, together with to the vehicle’s make, model, color, type and direction of travel. Our software is designed to process video streams on the edge of the network prior to posting results to the Cloud, so that users are immediately provided usable real-time information for mission critical public safety and commercial applications. When combined with speed-optimized code, parallel processing capability and best-in-class hardware accessories, such as cameras and communications modules, the software captures license plate data and vehicle characteristics at extremely high vehicle speeds with a high degree of accuracy, even in unusually difficult conditions, such as low lighting, poor weather, extreme camera viewing angles, and obstructions.

Rekor One provides governments with a comprehensive vehicle intelligence system that supports multiple agency-specific missions. With Rekor One, governments can use and flexibly expand their existing IP camera networks, while transforming them into a safe and smart multi-dimensional roadway network. Since it can interface with multiple database and operating systems, Rekor One’s industry leading features allow users to observe security and privacy protocols that are customized to the needs and requirements of each end user department or agency, facilitating high level compliance with the latest advances in privacy and information security requirements. Rekor One is designed to permit the cost of a network to be fractionalized based on relative value to multiple end users. Each participating agency receives a unique user interface and dashboard, which draws on Rekor One’s unified vehicle recognition intelligence to provide data customized to the agency’s specific needs. This can eliminate redundant systems and single function applications to increase efficiency and lower costs.

Since the OpenALPR Technology Acquisition, we have grown our vehicle recognition product and service lines into a much broader range of customer segments, starting with public safety and expanding into parking operations, auto wash and service, and quick service restaurants and retail. We shifted from a perpetual licensing model to a subscription-based model, refined and rebranded our software to highlight products such as Rekor Scout™ and Rekor CarCheck™ and released several packaged hardware products with preloaded versions of our vehicle recognition engine. We have also launched a robust eCommerce portal on the OpenALPR.com site, enabling customers to conveniently purchase Rekor Scout and Rekor CarCheck with just a credit card and a click. This allows owners to immediately enhance their business operations while reducing the cost of service for Rekor.

In December 2020, we launched Rekor Go™, an application which brings the power of our license plate recognition technology to mobile devices. We believe the app, available on both iOS and Android, is the first on-device license plate recognition app that captures data while the user is still or moving, operating in real-time using the device’s live video stream. Captured plates are instantly compared to a user-generated list, shortening the time from capture to insight. If an approved or unapproved plate is detected, the app issues a real-time audible and physical alert. Rekor Go allows the user to manage alerts, review images of all reads, and export data that can be downloaded and shared. Rekor Go’s companion website also allows the user to create and upload bulk lists. A significant differentiator from other cloud-based license plate recognition apps is that Rekor Go does not need to be continuously connected and can be used in areas where Wi-Fi and cellular service is limited or unreliable. By accessing accurate and effortless license plate recognition on a smartphone, individuals and businesses can increase productivity and revenue and automate tasks in areas such as visitor management, parking operations (commercial and residential), campus and event security and asset location and recovery.

At the end of 2020, we had a portfolio of 10 software subscription services available on the eCommerce platform and the new Rekor Go app, available for download in the App Store and on Google Play. This set of product offerings allows us to offer full-scale vehicle recognition solutions and services directly to public agencies and commercial or industrial businesses of nearly any size, as well as serve campus and residential settings.

The launch of our Rekor One™ platform provides government agencies with a comprehensive vehicle intelligence system that supports multiple agency-specific missions and addresses three major governmental concerns: infrastructure, safety, and revenue. With the Rekor One platform, an agency will be able to integrate their existing IP and traffic cameras into a smart multi-dimensional roadway network, providing intelligence that supports both long-range planning and quicker responses to dangerous situations. With user dashboards customized per department, each agency can access the information they need while maintaining full compliance with their individual security and privacy requirements. Rekor One’s proprietary technology has six patents pending, demonstrating the significant innovations that Rekor has contributed to vehicle recognition and its applications for government agencies. The patents cover areas that include privacy enhancements, the intelligent use of data, smarter image processing, advanced vehicle identification techniques, and the improved aesthetics of roadside equipment.

Prior to the development of our proprietary vehicle identification software, we believe that highly accurate results were not available using a typical IP camera. We believe that our ability to generate more accurate results with less expensive hardware is changing the dynamics of the existing public safety market, enabling the creation of increasingly robust networks with cameras at more locations. In addition, we expect our improvements in cost and accuracy to create competitive advantages in tolling systems and logistics operations that currently rely on more expensive and complex radio frequency identification (“RFID”) systems. We also expect our lower costs, superior camera reading distance and field of view capabilities, along with the ability to capture additional vehicle information, such as direction, color, make model and type of vehicle, to open opportunities in other market segments. These opportunities include parking operations, quick service restaurants, school safety and retail customer loyalty programs and, particularly, smart cities and smart roadways. Smart roadway systems, sometimes referred to as smart transport or intelligent transport systems (“ITS”), inclusive of parking management and guidance, passenger information and traffic management systems, can optimize the movement of vehicles to make travel safer and more efficient. These technologies are expected to enable users to be more coordinated, better informed, and make smarter use of transport networks.

Business Strategy

As part of our strategic shift since 2019, we are focusing on technology offerings and products and further developing our footprint across different industries by distributing and licensing products and services with vehicle recognition features powered by our AI based technology. Current customers are using these products and services for: a) toll collection and traffic analysis in the transportation market, b) school and traffic safety and other law enforcement applications in the public safety market, c) parking management, d) perimeter management and surveillance in the private security market, e) operations and retail customer loyalty programs in the quick service drive through retail market and f) vehicle tracking, perimeter security and warehouse operations in the logistics market and g) identify uninsured motor vehicles.

In connection with our shift in resources to focus on our technology offerings, we have completed the final steps of our announced change in strategic direction and sold our lower margin businesses. In the second quarter of 2020, we disposed of or discontinued all of our Professional Services operations. Beginning in 2020, all of the subsidiaries that were previously presented as part of Professional Services operations are classified as discontinued operations and not presented as part of continuing operations.

Description of Products and Services

Vehicle Recognition and Public Safety Products and Services

We currently provide vehicle recognition and data management products and services to customers in over 70 countries. The products and services, which currently operate in many installations, include access to a web server with a self-managed database and a powerful, cross-platform application programming interface. The service provides seamless video analysis with a high accuracy rate and data analytics and is continuously being developed using a “deep learning” convolutional neural network architecture to classify images. Current customers include states, law enforcement agencies, highway authorities, parking system operators, private security companies, and wholesale and retail operations supporting logistics, quick service restaurants and customer loyalty programs.

A key capability of our AI-based software is its ability to provide precision vehicle identification results with dramatically less expensive hardware, including its ability to be used with existing IP cameras and computer equipment. The software can support lighter and smaller, as well as less expensive equipment that is more adaptable for use in mobile applications. This can change the economics and dynamics of an existing market, eliminating the need for expensive RFID technology on toll roads, for example, or allowing smart city programs to incorporate vehicle recognition capabilities into their operations without replacing existing camera infrastructure. In addition, our lower cost structure supports new applications of vehicle recognition capabilities, such as supporting retailers’ customer loyalty programs and facilitating user-controlled parking management, in combination with ingress and egress control, for small homeowner’s associations.

Since the conversion of our sales methodology from perpetual licenses to software-as-a-service in the second quarter of 2019, we have signed agreements with a number of municipalities and governmental agencies for the use of our products and services in North America and around the world. In addition, we have entered into licensing agreements with a number of multi-national parking, retailing and security systems providers and provide traffic safety systems for a number of municipalities in North America. These systems include hardware that identifies red light and school safety zone traffic violations and software that captures, provides forensic quality images and data, and supports citation management services. We are also actively working on the development and test marketing of product offerings to facilitate the speed, reliability and security of drive-through retail operations.

Our Markets

AI Products and Services Markets

The markets for our AI products and services are diverse: toll collection and traffic management; parking management and enforcement; safe and smart cities and roadways programs; statewide vehicle compliance programs; government, military, corporate, community and personal security; wholesale and large retail logistics and customer loyalty programs, as well as public safety.

During the early stages of our business development, our efforts were concentrated primarily on public safety, security and surveillance, and parking management opportunities. We continue to grow our footprint in public safety, with the addition of major law enforcement customers in Lauderhill, Florida, Mt. Juliet, Tennessee and Collierville, Tennessee. We are increasingly expanding our reach into non-traditional vehicle recognition areas such as statewide vehicle compliance, roadway intelligence, and customer loyalty. Most recently, our Rekor One™ platform was selected by the State of Oklahoma to provide vehicle information associated with uninsured motorists as part of the state’s Uninsured Vehicle Enforcement Diversion (“UVED”) Program. Use of the Rekor One platform by Oklahoma’s UVED Program will help further the state’s mission to decrease the number of uninsured motorists on the road and keep matters out of the court system. Rekor is committed to further these goals and is facilitating the obtainment of fair insurance for motorists through timely notices and a streamlined process.

We anticipate Oklahoma’s program and the integration of the Rekor One technology will inspire additional states to follow Oklahoma’s model to develop similar programs. In Oklahoma and other states, opportunities exist to utilize the Rekor One platform well beyond insurance compliance, for a comprehensive roadway intelligence system that benefits multiple agencies within a state, including departments of transportation, public works, and law enforcement. By combining compliance modules with service modules, Rekor One provides both the technology for roadway monitoring as well as a source of revenue to fund the programs. Our vision is to provide a single network of sensors that achieve multiple missions, thus saving taxpayer dollars, making roadways safer and more efficient, and allowing for future expansion as our AI software technology evolves.

Another rapidly developing area that we expect to participate in is the implementation of customer loyalty programs along with drive-through and curbside service for retail establishments. Our primary customer in this endeavor is MasterCard, who is seeking to expand its reach into quick service restaurants with AI-driven menu boards. Rekor provides the vehicle recognition component, which is synchronized with the menu board and customer loyalty program. MasterCard’s first pilot program customer is White Castle, where we installed our systems and software at a restaurant in Indiana. Additional pilot locations are planned for 2021, and we anticipate optimizing our software so that it can be utilized in a variety of retail applications. We believe that with COVID-19, there will be a permanent alteration in the habits of retail customers, who are now comfortable with contactless options, whether they are dining, shopping, or getting groceries. Our AI products and services are designed and prepared to support this market expansion.

Clients

Our clients in these markets include federal, state and local government entities worldwide, major retailers, private security companies, parking management companies, fast-food restaurant chains and logistics companies. We continue to explore new applications to further expand this growing client base.

Sales and Marketing

We offer our products and services in various markets through a combination of delivery mechanisms. For existing traffic safety clients, we provide full turnkey photo enforcement and citation management services, supported by the deployment of our hardware and software solutions. The programs are contracted directly with local and state government agencies, typically on a fixed monthly fee basis. For vehicle recognition services, we offer a channel business partner program through a rapidly growing network of reseller partners. Customer agreements are typically attained through specific proposals we submit in response to government requests for proposal (“RFP”), or through reseller negotiations with commercial customers. Our resellers purchase hardware and software subscriptions from Rekor and resell them to their end customers.

We maintain an in-house staff of channel partner managers and business development professionals who are responsible for identifying opportunities, finding and responding to RFPs, and growing and supporting our reseller network.

We launched the Rekor Partner Program (“Partner Program”) in January 2020 to establish a network of qualified and trusted business partners who help to deliver our products and services worldwide. The Partner Program is open to technology solution providers, resellers, and integrators who want to deliver world class vehicle recognition solutions to customers in multiple business segments. These segments include public safety, security and surveillance, electronic toll collection, parking operations, banking and insurance, supply chain logistics, traffic management, and retail customer experience. Each partner is carefully vetted and selected by Rekor based on several qualifying factors including industry expertise, customer outreach, financial stability, past history, and geographic footprint.

We offer three levels of membership, with varying degrees of commitment and benefits. “Authorized Resellers” and “Premier Partners” are both resellers who receive a discount to our MSRP pricing for software and hardware solutions. They sign and manage their own customer agreements and are responsible for technology implementation and first level maintenance and support. Rekor provides an array of services to program partners including second level technical support, free training, not-for-resale demo systems at a discount to MSRP, and assistance with proposal development. The Rekor Ambassador membership level is for those companies and individuals who desire to promote and sell Rekor products and services, but do not have the capability to provide direct customer support. Once approved, Rekor Ambassadors receive the authorization and support mechanisms to sell Rekor products and solutions to customers, who sign agreements directly with Rekor. Customer agreements, technology implementation, and first and second level maintenance and support are Rekor’s responsibility.

Competition

Our current emphasis is on products and services that include vehicle recognition features. There are currently many competitors who provide products and services of this type. Typically, these competitors provide camera systems that employ optical character recognition (“OCR”) software to analyze electronically captured images and produce license plate information. These competitors include divisions or subsidiaries of large multi-national companies, such as Siemens, Motorola, Leonardo, Bosch and Genetec. Other competitors who rely primarily on OCR include Alert Systems, Arvoo, CA Traffic, Clearview, HTS, Kapsh, MAV, Nexcom, ParkingEye, Petards, PIPS Technology, TagMaster and Tattle. Except in a very limited environment, traditional OCR based software systems rely on expensive specially designed cameras.

We believe that a competitive advantage of our core software is that it can produce highly accurate data using most of the IP cameras on the market today. Because our core software can successfully analyze images produced by the typically lower-cost cameras used in existing security and surveillance systems, it can be used to add vehicle identification functionality to those systems without the need to use specialized equipment. As a result, we are well positioned to serve this market and can currently provide operators of existing security systems significant advantages in accuracy, usability and price that provide us with a competitive edge. In some cases, however, we have licensed our products and services to some of the vehicle recognition competitors listed above for use in camera systems designed for specific applications. We intend to continue to license our software on a non-exclusive basis to competitors in the vehicle recognition industry.

Although we believe there is no competitor that provides a similarly accurate and cost-effective suite of products and services, we view our competition in the public safety and security areas as two distinct categories – traditional OCR-based ALPR companies and newer software-only companies, some merely deploying OCR based technology on newer IP cameras and others working to develop software using various AI processes. These ”software only” companies include ARH, HIK Vision, Inex Tech, NDIRS, Neural Labs, Plate Smart and Sighthound. Our vehicle recognition software has been designed using an AI process commonly referred to as “machine learning” or more specifically “deep learning.” This process involves intensive analysis of large amounts of data using specialized neural network algorithms. For more than five years, our core software has been continuously updated through machine learning using millions of images from around the world. Direct comparisons or head-to-head competitive studies by several law enforcement customers and independent engineers have indicated that our software and systems have better capture rates and a greater degree of accuracy for license plate identification than other competitors. Another unique advantage of our software is that, in addition to country, state of origin and license plate number, it can identify in real-time the vehicle make, model, color, body type, and direction of travel.

Our services are increasingly being used in the electronic tolling industry. There are a number of large, well established multi-national electronic tolling services companies relying primarily on RFID technology that have large, long-term contracts which involve extensive infrastructure installations. In recent years, automated license plate reading systems have increasingly replaced manual toll taking for vehicles that are not equipped with RFID technologies compatible with the toll operator’s system. We believe that the level of accuracy that can be achieved with our core software provides us with a competitive edge in connection with this movement to replace manual systems. We also believe that direct vehicle recognition should ultimately be recognized as a more efficient and cost-effective means of toll collection than the use of RFID systems. We have recently introduced additional pricing tiers of our Rekor CarCheck product to accommodate the increased level of interest in leveraging our technology to address backlogs and streamline real-time processing. While we are not yet in a position to undertake a full-scale entry into this market, this recent growth is helping us to evaluate our options as to how best to proceed.

Competitive Strengths

In the public safety and vehicle recognition market, we believe we have, and can further develop, the following competitive strengths:

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Higher Accuracy Rates for Vehicle Recognitions. Most vehicle recognition systems currently in place are accurate only within specified parameters of vehicle speed, viewing angles and lighting conditions. We believe our AI software achieves superior accuracy rates under broader parameters of vehicle speed, camera viewing angles and lighting conditions.

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Ability to Detect Vehicle Make, Model, Body Type and Color. We believe the ability to determine the make, model, body type and color of a vehicle, in addition to the number and resident jurisdiction of a license plate, significantly enhances the value of our products and services as compared to systems that provide more limited recognition data and/or lower accuracy rates.

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Functionality with any IP Cameras. The optical character recognition-based systems marketed by our competitors in the public safety and vehicle recognition market often require customized cameras, while our AI software supports images captured by almost any digital camera that provides images that can be sent over the internet. This allows us to create products and solutions using relatively inexpensive, consumer-grade, mass market components that are readily available, significantly smaller and lighter, and less expensive than products currently being used.

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Increased Mobility. Because of the range and size of the cameras that can be used with our AI software, Rekor Recognition’s solutions have significant advantages for use in mobile applications, such as law enforcement vehicles.

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On-device Processing for Smartphones. With the launch of Rekor Go, we believe we introduced the first on-device license plate recognition app for handheld devices, allowing the user to capture plates and receive real time alerts where Wi-Fi or cellular service is limited. We expect to bring this technology to additional industries, first with Rekor Blue™ for law enforcement in the first half of 2021. Rekor Blue will synchronize with our existing platforms, creating an expanded vehicle recognition ecosystem for law enforcement, and allow mobile video and image capture at much higher speeds.

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Edge Processing. The Company’s technology delivers low latency alerting via defined edge processing with all computing outside the Cloud happening at the edge of the network, and more specifically in applications where real-time processing of data is required. Edge processing on “instant data” that is real-time data generated by sensors or users.

Growth Strategies

Our vehicle recognition product portfolio sits at the intersection of the video surveillance, video management software and ALPR markets. We believe there are significant opportunities within these markets which could lead to the expansion our business. Growth in vehicle recognition is being driven by multiple government and law enforcement applications as well as a broad range of new applications, such as customer service, tolling and school security.

In addition, we believe that growth will be impacted by an increased demand for improvements in security, public safety and business intelligence that will in turn lead to increased spending in infrastructure, government spending on intelligent transportation systems, deployment of security and surveillance and traffic enforcement applications.

Rapid urbanization, increased globalization, and the increased awareness about the human impact on the planet are all driving factors for intelligent transportation and the smart highway market. Additionally, the growing trend toward the adoption of smart cities is also expected to expand the prospects for the smart highway market.

We plan to continue to pursue growth of our Rekor One™ platform across relevant systems to provide vehicle information to different state municipalities. The Rekor One platform can be shared among state agencies to support additional community safety, intelligent roadway and revenue generation activities. We will look to leverage our success with our Oklahoma Uninsured Vehicle Enforcement Diversion (“UVED”) program to other state governments. Currently, New York and Texas have introduced legislation to authorize UVED, and other states may do the same as the program can be a significant source of new revenue for cash strapped state budgets.

We use AI to extract the identity, characteristics and movements of vehicles and other objects on the roadway for the purpose of enhancing safety, increasing operational efficiencies and improving the experience of people—this is “AI with a purpose”. We believe we can play an important role in enabling smart roadways/highways and cities.

These market trends create significant opportunities for us to expand our market presence while developing relationships with both new customers and expanding relationships with existing customers.

Our current emphasis on growth is to concentrate available resources on expanding sales of products and services that exploit the competitive advantages of our technology. In particular, we are working to further develop our existing cloud-based subscription services for smaller clients and to license our technology to original equipment manufacturers and large government and commercial customers for use with new and existing security, logistics, traffic management, vehicle location and customer loyalty systems. Our edge processing capabilities also provide a significant competitive advantage.

As we work to develop our sales and marketing capabilities, we expect our efforts with respect to products and services to be concentrated principally on subscription-based solutions.

Opportunities, Trends and Uncertainties

We look to identify the various trends, market cycles, uncertainties and other factors that may provide us with opportunities and present challenges that impact our operations and financial condition from time to time. Although there are many that we may not or cannot foresee, we believe that our results of operations and financial condition for the foreseeable future will be primarily affected by the following:

•

AI for the Roadway – We believe that the application of AI to the analysis of roadway conditions will significantly affect vehicular travel in the future by assisting in the intelligent optimization of traffic flows and the identification of anomalous and unsafe movements – e.g. wrong way vehicles, stopped vehicles, or/and pedestrian on the roadway. Marketers and drive-thru retailers with loyalty programs can benefit from the rapid identification of existing and potential customers and streamlining and accelerating vehicular flow.

•

Graphic Processing Unit (“GPU”) Improvements – We expect our business to benefit as a result of more powerful and affordable GPU hardware that has recently been developed. These GPUs are more efficient for image processing because their highly parallel structure makes them more efficient than general-purpose central processing units (“CPUs”) for algorithms that process large blocks of data, such as those produced by video streams. GPUs also provide superior memory bandwidth and efficiencies as compared to their CPU counterparts. The most recent versions of our software have been designed to use the increased GPU speeds to accelerate image recognitions. The GPU market is predicted to grow as a result of a surge in adoption of the Internet of Things (“IoT”) by the industrial and automotive sectors. As GPU manufacturers increase production volume, we hope to benefit from the reduced cost to manufacture the hardware included in our products or available to others using our services.

•

Adaptability of the Current ALPR Market – We have made a considerable investment in our advanced vehicle recognition systems because we believe their increased accuracy and affordability will allow them to compete effectively with existing providers. Based on published benchmarks, our software currently outperforms competitors in almost every metric. However, large users of existing ALPR technology, such as toll roads, have long-term contracts with service providers that have made considerable investments in their existing technologies and may not consider the improvements in accuracy or reductions in cost sufficient to justify abandoning their current systems in the near future. In addition, existing providers may be able to reduce the cost of their current offerings or elect to reduce prices and accept reduced profitability while working to develop or secure their own advanced vehicle recognition systems. As a result, our success in establishing a major position in these markets will depend on being able to effectively communicate our presence, develop strong customer relationships, and maintain leadership in providing the capabilities that customers want. As with any large market, this will require considerable effort and resources.

•

New and Expanded Uses for Vehicle Recognition Systems – We believe that reductions in the cost of vehicle recognition products and services will significantly broaden the market for these systems. We currently serve a number of users who could not afford the cost or adapt to, the restrictions of conventional vehicle recognition systems. These include smaller municipalities, homeowners’ associations, and organizations finding new applications such as innovative customer loyalty programs. We have seen and responded to an increase in the number of smaller jurisdictions and municipalities that are testing ALPR systems or that issued requests for proposals to install a network of ALPR cameras. We also expect the availability of faster, higher accuracy, lower cost systems to dramatically increase the ability of crowded urban areas to manage traffic congestion and implement smart city programs. We do not currently have the resources to develop all of these entirely new markets by ourselves, so we will need to rely on affiliations with other partners, who may or may not realize the significant benefits that we envision from these new uses.

•

Expansion of Automated Enforcement of Motor Vehicle Laws – We believe that future legislation will allow for automated enforcement of motor vehicle regulations, including insurance requirements, to be expanded as the types of violations authorized for automated enforcement increase and experience provides localities with a better understanding of the circumstances where automated enforcement is beneficial. For example, there are now 17 states that allow for the automatic enforcement of violations by vehicles that pass a school bus displaying its flashing red lights and a stop sign. In addition, due to high rates of fatalities and injuries to law enforcement and other emergency response crews on roadsides, several states are considering authorizing automated enforcement of violations where motorists fail to slow down and/or move over for emergency responders and law enforcement vehicles at the side of the road. Legislative implementation is a deliberative and necessarily time-consuming process. However, as states expand auto enforcement, the market for our products and services should increase and broaden in the public safety market.

•

Increasing Smart City Market – Nokia has approved the use of our OpenALPR software for its smart city offerings. In the smart cities’ market, real-time vehicle recognition technologies are widely used for traffic management and public safety. As a result, we expect to benefit from the growth of this market.

•

Accelerated Business Development and Marketing – Our ability to compete in a large, competitive and rapidly evolving industry will require us to achieve and maintain a leadership position. As a result, we have accelerated our business development marketing and eCommerce activities to increase awareness and market adoption of our new technology and products within the market. We anticipate that an increased presence in the market, the continued development of strategic partnerships and other economies of scale will significantly reduce the level of costs necessary to support sales of our products and services. However, the speed at which these markets grow to the degree of which our products and services are adopted is uncertain.

•

Sales Cycle – As many of our products are new to market, their acceptance and integration into the intended markets is uncertain and we do not have sufficient historical experience to accurately predict revenues as a result of their implementation.

•

COVID-19 - The spread of a novel strain of COVID-19 around the world since the first quarter of 2020 has caused significant volatility in U.S. and international markets. There is significant uncertainty around the breadth and duration of business disruptions related to COVID-19, as well as its impact on the U.S. and international economies and, as such, we are unable to determine the full impact to our operations.

•

Pressure on Government Budgets – In addition to the COVID-19 crisis crippling businesses revenues, it has caused significant strain on government budgets. With less money to spend and more need for resources, government agencies need affordable, effective, and scalable solutions for revenue recovery and discovery. With subscription pricing and a roadway intelligence platform that accomplishes multiple agency missions from a single camera source, we are uniquely positioned to provide agencies force-multiplying tools when money and man-power are limited. Agencies can be better positioned to identify vehicle registration fee avoidance, enforce parking and find scofflaws, aid motorists in acquiring valid insurance, and dynamically price tolls based on traffic flow. In addition, states adopting UVED programs may be able to garner significant net cash contributions to their annual budgets while reducing the number of uninsured vehicles on their roadways.

•

Unifying Source of Roadway Intelligence with Rekor One™ - The Rekor One platform will support multiple community safety, intelligent roadway and revenue generation activities. Rekor One will provide government agencies with a comprehensive vehicle intelligence system that supports multiple agency-specific missions. With Rekor One, governments will be able to leverage their existing IP cameras and transform them into a safe and smart multi-dimensional intelligent roadway network. By interfacing with multiple databases and operating systems, Rekor One can allow governmental units to observe security and privacy protocols and fractionalize costs based on relative end user value. Each participating agency receives a unique user interface and dashboard, which draws on Rekor One’s unified vehicle recognition intelligence to provide data customized to the agency’s specific needs. This will eliminate redundant systems and single function applications to help use public funds wisely. The platform will aid in identifying licensing and registration non-compliance, uninsured motorists and unpaid parking violations. This will allow agencies to create targeted intervention programs that result in increased safety as well as increased revenue recovery. Smart parking and permitting are also important capabilities that increase government efficiency and provide better citizen and visitor experience. As part of traffic management, Rekor One will also support advanced tolling and congestion pricing as well as parking and other fees.

•

Increased Demand for Contactless Economy Solutions – Even prior to the COVID-19 crisis, efficient, touch-free shopping experiences were becoming increasingly present. Now moving beyond simple tap-to-pay credit card functionality, we can offer businesses such as retail and quick service restaurants the ability to have customers pay-by-plate for a complete contactless experience for curbside pick-up or drive-thru transactions. Pay-by-plate functionality not only keeps customers and employees safe, but it also accelerates service time as the technology fully integrates with existing point of sale (“POS”) and customer loyalty systems.

•

Necessity for On-Demand Mobile Solutions – With app downloads increasing exponentially year-over-year and over 90% of mobile phone time spent within apps, businesses require a means to leverage the ever-present smartphones of employees. By developing a first-of-its-kind iOS and Android app that can read license plates on-device, we can provide businesses an affordable way to scale by utilizing existing devices as license plate recognition sensors. Now businesses can efficiently manage visitors, streamline parking operations, enhance campus/event security, and even recover costly assets.

We believe that recent developments in computing capabilities, such as GPU advances, and new techniques of analysis, sometimes referred to broadly as AI, have broadened the market for vehicle recognition technology and created new opportunities in existing markets. With our new line of products and services, we are working to actively exploit these opportunities.

Financial Update

While we have not finalized our full financial results as of and for the quarter ended December 31, 2020, we expect to report our total revenue for the three months ended December 31, 2020 to be between $3.0 and $3.3 million.

This financial information is preliminary and subject to change in connection with the completion of our financial statements for the quarter and year ended December 31, 2020. In addition, our independent registered public accounting firm has not audited, reviewed, compiled or performed any procedures with respect to this unaudited preliminary financial information and does not express an opinion or any other form of assurance with respect thereto. Accordingly, you should not place undue reliance on this information. Additional information and disclosures would be required for a more complete understanding of our financial condition, liquidity and results of operations as of December 31, 2020.

Performance Indicators

Corporate Information

Rekor Systems, Inc. (formerly Novume Solutions, Inc.) was formed in February 2017 to effectuate the mergers of, and become a holding company for KeyStone Solutions, Inc. (“KeyStone”) and Brekford Traffic Safety, Inc. (“Brekford”). On April 26, 2019, we changed our name from Novume Solutions, Inc. to Rekor Systems, Inc. For narrative purposes, all references to the Company or Rekor are to Novume Solutions, Inc. prior to April 26, 2019 and to Rekor Systems, Inc. on and after April 26, 2019. Our principal executive office (and mailing address) is located at 7172 Columbia Gateway Drive, Suite 400, Columbia, MD 21046, and our telephone number is (410) 762-0800. Our corporate website is http://www.rekor.ai. We make available free of charge on our website our annual, quarterly and current reports, including amendments to such reports, as soon as reasonably practicable after we electronically file such material with, or furnish such material to, the SEC. Information contained on our website is not incorporated by reference into this prospectus supplement, or the accompanying prospectus, and you should not consider information contained on our website as part of this prospectus supplement, or the accompanying prospectus.

THE OFFERING

The following is a brief summary of some of the terms of the offering and is qualified in its entirety by reference to the more detailed information appearing elsewhere in this prospectus supplement and the accompanying prospectus. For a more complete description of the terms of our common stock, see the “Description of Securities” section in this prospectus supplement and the “Description of Capital Stock” section in the accompanying prospectus.

Common stock we are offering	5,327,773 shares (or 6,126,939 shares if the underwriters’ over-allotment option is exercised in full).

Common stock to be outstanding after this offering	39,844,106 shares, as more fully described in the notes following this table (or 40,643,272 shares if the underwriters’ over-allotment option is exercised in full).

Over-allotment option	We have granted the underwriters an option to purchase additional shares of common stock equal to 15% of the shares in the offering at the public offering price per share of common stock set forth on the cover page hereto less the underwriting discounts and commission. This option is exercisable, in whole or in part, for a period of 30 days from the date of this prospectus supplement.

The Nasdaq Capital Market symbol	Our common stock is listed on The Nasdaq Capital Market under the symbol “REKR”

Use of proceeds	We estimate that the proceeds from this offering will be approximately $60.9 million (or approximately $70.1 million if the underwriters’ over-allotment option is exercised in full), after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We currently intend to use the net proceeds we receive from this offering for general corporate purposes, including working capital, operating expenses and capital expenditures. We may also use a portion of the net proceeds for acquisitions or strategic investments in complementary businesses, products, services or technologies, although we do not currently have any plans or commitments for any specific acquisitions or investments. See “Use of Proceeds” below.

Risk factors	Investing in our securities involves significant risks. Please read the information contained in or incorporated by reference under the heading “Risk Factors” beginning on page S-12 of this prospectus supplement, and under similar headings in other documents filed after the date hereof and incorporated by reference into this prospectus supplement and the accompanying prospectus.

The number of shares of common stock shown above to be outstanding after this offering is based on 34,516,333 shares outstanding as of February 2, 2021 and includes the approximately 1,414,081 shares of common stock issuable upon the conversion of all outstanding Series A Preferred Stock and Series B Preferred Stock, which is expected to occur upon the closing of this offering. It also excludes the following potentially dilutive securities:

•	1,004,155 shares of our common stock issuable upon exercise of warrants outstanding as of September 30, 2020 with a weighted average exercise price of $2.65;

•

1,287,921 shares of our common stock underlying options outstanding as of September 30, 2020, with a weighted average exercise price of $1.50, of which 799,550 are exercisable as of September 30, 2020, with a weighted average exercise price of $1.48; and

•	409,734 shares of our common stock issuable upon vesting of restricted stock units outstanding as of September 30, 2020.

Except as otherwise indicated, the information in this prospectus reflects or assumes the following:

•	the issuance of approximately 898,874 shares of our common stock issuable upon the automatic conversion of 502,327 shares of Series A Preferred Stock as a result of the closing of this offering;

•	the issuance of approximately 515,207 shares of our common stock issuable upon the automatic conversion of 240,861 shares of Series B Preferred Stock as a result of the closing of this offering;

•	no exercise of options outstanding as of February 4, 2021; and

•	no exercise by the underwriters of their option to purchase up to an additional shares of our common stock in this offering.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before investing in our common stock, you should carefully consider the risks described below, together with all of the other information contained in this prospectus supplement and the accompanying prospectus and incorporated by reference herein and therein, including from our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as well as any amendment or update to our risk factors reflected in subsequent filings with the SEC. Some of these factors relate principally to our business and the industry in which we operate. Other factors relate principally to your investment in our securities. The risks and uncertainties described therein and below are not the only risks facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also materially and adversely affect our business and operations.

If any of the matters included in the following risks were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially and adversely affected. In such case, you may lose all or part of your investment.

Risks Related to this Offering and Our Company

If you purchase shares of our common stock in this offering, you will suffer immediate and substantial dilution as a result of this offering.

Investors of shares of our common stock offered by this prospectus supplement and the accompanying prospectus will suffer immediate and substantial dilution of their investment. Based on the public offering price of $12.25 per share and our net tangible book value as of September 30, 2020, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $10.19 per share, or $10.00 per share if the underwriters exercise their option to purchase additional shares of common stock in full, with respect to the net tangible book value of the common stock. See “Dilution” in this prospectus supplement for a more detailed discussion of the dilution that investors will incur in this offering.

We have broad discretion in the use of the net proceeds of this offering and, despite our efforts, we may use the net proceeds in a manner that does not increase the value of your investment.

We currently intend to use the net proceeds from this offering for general corporate purposes and have not determined the specific allocation of the net proceeds among these potential uses. Our management will have broad discretion over the use and investment of the net proceeds of this offering, and, accordingly, investors in this offering will need to rely upon the judgment of our management with respect to the use of proceeds, with only limited information concerning our specific intentions. These proceeds could be applied in ways that do not improve our operating results or increase the value of your investment. Please see the section entitled “Use of Proceeds” on page S-15 of this prospectus supplement for further information.

The market price of our common stock may be volatile and this may adversely affect our stockholders.

The price at which our common stock trades may be volatile. The stock market has recently experienced significant price and volume fluctuations that have affected the market prices of all securities, including securities of companies like us. The market price of our common stock may be influenced by many factors, including:

•	our operating and financial performance;

•	variances in our quarterly financial results compared to expectations;

•	future sales of common stock or debt or the perception that sales could occur;

•	investor perception of our business and our prospects;

•	developments relating to the occurrence of risks impacting our company, including any of the risk factors set forth herein; or

•	general economic and stock market conditions.

In addition, the stock market in general has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies in our industry. These broad market and industry factors may materially reduce the market price of our common stock, regardless of our operating performance.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock. We cannot assure investors that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering, and investors purchasing our shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock or other securities convertible into or exchangeable for our common stock in future transactions may be higher or lower than the price per share paid by investors.

A substantial number of shares may be sold in the market following this offering, which may depress the market price for our common stock.

Sales of a substantial number of shares of our common stock in the public market following this offering could cause the market price of our common stock to decline.

As of February 2, 2021, we have outstanding a total of 33,102,252 shares of common stock. We expect to issue approximately 1,414,081 additional shares of common stock upon the conversion of all outstanding Series A Preferred Stock and Series B Preferred Stock, which is expected to occur upon the closing of this offering. As of September 30, 2020, we had 4,134,979 potentially dilutive securities: 1,004,115 for outstanding warrants, 923,844 related to the Series A Preferred Stock, 509,325 related to the Series B Preferred Stock, 1,287,921 related to outstanding options and 409,734 related to outstanding RSUs.

Based on shares outstanding as of February 2, 2021, 9,678,091 shares of common stock (which includes options and RSUs already vested or which will vest within 60 days from February 2, 2021, or approximately 29.1%, are held by our officers, directors and their affiliated entities, and will be subject to volume limitations under Rule 144 under the Securities Act and various vesting agreements

We cannot predict what effect, if any, sales of our shares in the public market or the availability of shares for sale will have on the market price of our common stock. However, future sales of substantial amounts of our common stock in the public market, including shares issued on exercise of outstanding options, or the perception that such sales may occur, could adversely affect the market price of our common stock.

We do not anticipate paying any cash dividends on our capital stock in the foreseeable future; accordingly, capital appreciation, if any, will be your sole source of gain and you may never receive a return on your investment.

We have never declared or paid any cash dividends on our common stock and do not intend to pay any cash dividends on our common stock in the foreseeable future. Our Series A Preferred Stock and our Series B Preferred Stock are entitled to quarterly dividends as set forth in more detail our Form 10-K for the year ended December 31, 2019. We currently anticipate that for the foreseeable future we will retain all of our future earnings for the development, operation and growth of our business and for general corporate purposes. Any future determination to pay dividends on our common stock in will be at the discretion of our Board of Directors. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and therein, and any free writing prospectus that we have authorized for use in connection with this offering, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Factors that might cause differences between our actual results contemplated by our forward-looking statements include, among other things, those discussed under “Risk Factors” in this prospectus supplement.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward- looking statements. Before deciding to purchase our common stock, you should carefully consider the risk factors incorporated by reference and set forth herein, in addition to the other information set forth in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference herein and therein.

Before deciding to purchase our securities, you should carefully consider the risk factors discussed and incorporated by reference in this prospectus supplement and the accompanying prospectus and in the registration statement of which this prospectus supplement and the accompanying prospectus form a part.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $60.9 million (or approximately $70.1 million if the underwriters’ over-allotment option is exercised in full) after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. The principal purposes of this offering are to increase our capitalization and financial flexibility. We currently intend to use the net proceeds we receive from this offering for general corporate purposes, including working capital, operating expenses and capital expenditures. We cannot specify with certainty all of the particular uses for the remaining net proceeds to us from this offering or the amounts we will actually spend on the uses set forth above. We may also use a portion of the net proceeds for acquisitions or strategic investments in complementary businesses, products, services, or technologies, including companies that might benefit from the use of Rekor’s technology. However, we do not have agreements or commitments to enter into any such acquisitions or investments at this time. The expected use of net proceeds from this offering represents our intentions based upon our present plans and business conditions. We will have broad discretion over how to use the net proceeds to us from this offering.

The amount of what, and timing of when, we actually spend for these purposes may vary significantly and will depend on a number of factors, including our future revenue and expenses and the other factors described in the section of this prospectus captioned “Risk Factors” and under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and in our subsequent Quarterly Reports on Form 10-Q. Accordingly, our management will have broad discretion in applying a portion of the net proceeds we receive from this offering. Pending these uses, we intend to invest the remaining net proceeds in high quality, short-term, interest-bearing instruments.

DILUTION

If you invest in our common stock, you will experience dilution to the extent of the difference between the public offering price per share and the net tangible book value per share of our common stock immediately after this offering.

Our net tangible book value as of September 30, 2020, was approximately $20,969,000, or $0.64 per share of our common stock, based upon the number of shares of our common stock outstanding as of that date. Net tangible book value per share is determined by dividing our total tangible assets, less total liabilities, by the number of shares of our common stock outstanding as of September 30, 2020. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of our common stock immediately after this offering.

After giving effect to the sale of shares of our common stock in this offering, at the public offering price of $12.25 per share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, and giving effect to the expected issuance of approximately 1,414,081 shares of common stock upon the automatic conversion of all outstanding Series A Preferred Stock and Series B Preferred Stock as a result of the closing of this offering, our as adjusted net tangible book value as of September 30, 2020, would have been approximately $81,848,000, or $2.06 per share. This represents an immediate increase in net tangible book value of $1.42 per share to existing stockholders and immediate dilution in net tangible book value of $10.19 per share to new investors purchasing our common stock in this offering at the public offering price. The following table illustrates this dilution on a per share basis:

Public offering price per share of common stock		$12.25
Net tangible book value per share as of September 30, 2020	$0.64
Increase in net tangible book value per share attributable to new investors in offering	$1.42
As adjusted net tangible book value per share after giving effect to the Offering		$2.06
Dilution per share to investors		$10.19

If the underwriters exercise in full their over-allotment option at the public offering price of $12.25 per share, the as adjusted net tangible book value after this offering would be $2.25 per share of our common stock, representing an increase of as adjusted net tangible book value of $1.61 per share to our existing stockholders and an immediate dilution of $10.00 per share to new investors purchasing shares in this offering.

The above table is based on 32,911,854 shares of common stock outstanding as of September 30, 2020, and gives effect to the issuance of approximately 1,414,081 shares of common stock upon the automatic conversion of all outstanding Series A Preferred Stock and Series B Preferred Stock as a result of the closing of this offering. Unless specifically stated otherwise, the information in this prospectus supplement, is as of September 30, 2020 and excludes:

•	1,004,155 shares of our common stock issuable upon exercise of warrants outstanding as of September 30, 2020 with a weighted average exercise price of $2.65;

•

1,287,921 shares of our common stock underlying options outstanding as of September 30, 2020, with a weighted average exercise price of $1.50, 799,550 of which are exercisable as of September 30, 2020, with a weighted average exercise price of $1.48; and

•	409,734 shares of our common stock issuable upon vesting of restricted stock units outstanding as of September 30, 2020.

To the extent that options or warrants are exercised, new options are issued under our 2017 Equity Award Plan, or we issue additional shares of common stock in the future, there may be further dilution to investors participating in this offering. In addition, we may choose to raise additional capital because of market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

CAPITALIZATION

The following table sets forth our cash and capitalization as of September 30, 2020:

•	on an actual basis; and

•

on an as adjusted basis assuming the issuance and sale of shares of common stock at a public offering price of $12.25 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, as well as the expected issuance of approximately 1,414,081 shares of common stock issuable upon the automatic conversion of all outstanding Series A Preferred Stock and Series B Preferred Stock.

You should read this table in conjunction with “Use of Proceeds” as well as our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, including the related notes, included in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of September 30, 2020
	Actual	As Adjusted
(in thousands, except for share data)	(unaudited)
Cash and cash equivalents	$24,154	$85,033

Loans and notes payable
Loan payable, current portion	370	370
Loan payable, long-term	504	504
Notes payable, long-term	976	976

Total loans and notes payable	1,850	1,850

Series A Cumulative Convertible Redeemable Preferred stock, $0.0001 par value, 505,000 shares authorized and 502,327 shares issued and outstanding as of September 30, 2020 and December 31, 2019, respectively. After the closing of this offering, we expect no shares of Series A Cumulative Redeemable Preferred stock will remain outstanding.	6,442	—

Stockholders’ Equity
Common stock, $0.0001 par value, 100,000,000 and 30,000,000 shares authorized, 32,911,854 and 21,595,653 shares issued and outstanding as of September 30, 2020 and December 31, 2019, respectively	3	4
Preferred stock, $0.0001 par value, 2,000,000 authorized, 505,000 shares designated as Series A and 240,861 shares designated as Series B as of September 30, 2020 and December 31, 2019, respectively	—	—
Series B Cumulative Convertible Preferred stock, $0.0001 par value, 240,861 shares authorized, issued and outstanding as of September 30, 2020 and December 31, 2019, respectively. After the closing of this offering, we expect no shares of Series B Cumulative Convertible Preferred stock will remain outstanding.	—	—
Additional paid-in capital	68,117	136,424
Accumulated deficit	(39,828)	(39,828)

Total stockholders’ equity	28,292	96,600

Total capitalization	$36,584	$98,450

The table above assumes no exercise by the underwriters of their option to purchase additional shares of common stock and excludes:

•	1,004,155 shares of our common stock issuable upon exercise of warrants outstanding as of September 30, 2020 with a weighted average exercise price of $2.65; and

•

1,287,921 shares of our common stock underlying options outstanding as of September 30, 2020, with a weighted average exercise price of $1.50, 799,550 of which are exercisable as of September 30, 2020, with a weighted average exercise price of $1.48; and

•	409,734 shares of our common stock issuable upon vesting of restricted stock units outstanding as of September 30, 2020.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock. We do not expect to pay dividends on our common stock for the foreseeable future. Instead, we anticipate that all of our earnings for the foreseeable future will be used for the development, operation and growth of our business. Any future determination to declare cash dividends on our common stock would be subject to the discretion of our board of directors and would depend on various factors, including our results of operations, financial condition, and capital requirements, restrictions that may be imposed by applicable law, and other factors deemed relevant by our board of directors.

In addition, our ability to pay dividends on our common stock is restricted by the terms of the Series A and Series B Preferred Stock, respectively, as we are required to pay full cumulative dividends on our Preferred Stock before making any dividend payment on our common stock. Furthermore, our ability to pay any dividends on our common stock is subject to applicable provisions of state law and to the terms of its credit agreements.

UNDERWRITING

We are offering the shares of common stock described in this prospectus supplement through the underwriters listed below. B. Riley Securities, Inc. (“B. Riley”) and Lake Street Capital Markets, LLC (“Lake Street”) are acting as joint book-running managers of this offering and representatives of the underwriters. The underwriters named below have agreed to buy, subject to the terms of the underwriting agreement, the number of shares of common stock listed opposite their names below. The underwriters are committed to purchase and pay for all of the shares if any are purchased, other than those shares covered by the over-allotment option described below.

Underwriter	Number of Shares
B. Riley Securities, Inc.	2,663,887
Lake Street Capital Markets, LLC	2,131,109
Northland Securities, Inc.	532,777
Total	5,327,773

The underwriters have advised us that they propose to offer the shares of common stock to the public at a price of $12.25 per share. The underwriters propose to offer the shares of common stock to certain dealers at the same price, less a concession of not more than $0.40425 per share. After the offering, these figures may be changed by the underwriters.

The shares sold in this offering are expected to be ready for delivery on or about February 9, 2021, against payment in immediately available funds. The underwriters may reject all or part of any order.

We have granted to the underwriters an option to purchase up to an additional 799,166 shares of common stock from us at the same price to the public, and with the same underwriting discount, as set forth in the table below. The underwriters may exercise this option at any time and from time to time during the 30-day period after the date of this prospectus supplement, but only to cover over-allotments, if any. To the extent the underwriters exercise the option, the underwriters will become obligated, subject to certain conditions, to purchase the shares for which they exercise the option.

The table below summarizes the underwriting discounts that we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the over-allotment option.

In addition to the underwriting discount, we have agreed to pay up to $110,000 of the fees and expenses of the underwriters, which may include the fees and expenses of counsel to the underwriters. Neither this financial advisory fee, nor the fees and expenses of the underwriters that we have agreed to reimburse, are included in the underwriting discounts set forth in the table below.

We granted Lake Street a right of participation to serve as joint bookrunner (in the case of a public offering) or placement agent (in the case of a private offering) in the event that we determine to undertake such transaction within one year following the effective date of this offering. In accordance with applicable rules of the Financial Industry Regulatory Authority, Inc. (“FINRA”), Lake Street does not have more than one opportunity to waive or terminate the right of participation in consideration of any payment or fee, and any payment or fee to waive or terminate the right of participation must be paid in cash and have a value not in excess of the greater of 1% of the proceeds in this offering (or, if greater, the maximum amount permitted by FINRA rules for compensation in connection with this offering) or 5% of the underwriting discount or commission paid in connection with any future financing subject to right of participation (including any overallotment option that may be exercised). This right of participation is not reflected in the table below.

Except as disclosed in this prospectus supplement, the underwriters have not received and will not receive from us any other item of compensation or expense in connection with this offering considered by FINRA to be underwriting compensation under FINRA Rule 5110. The underwriting discount and reimbursable expenses the underwriters will receive were determined through arms’ length negotiations between us and the underwriters.

	Per Share	Total with no Over- Allotment	Total with Over- Allotment
Underwriting discount to be paid by us	$0.67375	$3,589,587	$4,128,025

We estimate that the total expenses of this offering, excluding underwriting discounts, will be approximately $796,000. This includes $110,000 of fees and expenses of the underwriters that we have agreed to pay in respect to this offering. These expenses are payable by us.

Lake Street is serving as a financial advisor to our company in connection with the offering and we have agreed to pay Lake Street a fee of 0.50% of the gross proceeds received by our company in the offering in connection with this role.

We also have agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

B. Riley Financial, Inc., the parent company of B. Riley Securities, Inc., and its affiliate have expressed an interest to purchase shares of common stock in this offering at the public offering price. Such indication of interest is not a binding agreement or commitment to purchase such shares and no binding agreement will be formed to purchase such shares prior to the execution of the underwriting agreement. In addition, the underwriters could determine to sell no shares to them.

No Sales of Similar Securities

We, each of our directors and officers, and certain of our stockholders have agreed not to offer, sell, agree to sell, directly or indirectly, or otherwise dispose of any shares of common stock or any securities convertible into or exchangeable for shares of common stock without the prior written consent of Lake Street for a period of 90 days after the date of this prospectus supplement. These lock-up agreements provide limited exceptions and their restrictions may be waived at any time by B. Riley and Lake Street.

Price Stabilization, Short Positions, and Penalty Bids

To facilitate this offering, the underwriters may engage in transactions that stabilize, maintain, or otherwise affect the price of our common stock during and after the offering. Specifically, the underwriters may over-allot or otherwise create a short position in our common stock for their own account by selling more shares of common stock than we have sold to the underwriters. The underwriters may close out any short position by either exercising their option to purchase additional shares or purchasing shares in the open market.

In addition, the underwriters may stabilize or maintain the price of our common stock by bidding for or purchasing shares in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to broker-dealers participating in this offering are reclaimed if shares previously distributed in this offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of our common stock to the extent that it discourages resales of our common stock. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the Nasdaq Stock Market or otherwise and, if commenced, may be discontinued at any time.

In connection with this offering, the underwriters and selling group members may also engage in passive market-making transactions in our common stock on the Nasdaq Stock Market. Passive market-making consists of displaying bids on the Nasdaq Stock Market limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the SEC limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market-making may stabilize the market price of our common stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that any transaction, if commenced, will not be discontinued without notice.

Affiliations

The underwriters and their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing, and brokerage activities. The underwriters may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. The underwriters may in the future receive customary fees and commissions for these transactions.

In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

The underwriters may facilitate the marketing of this offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and the prospectus supplement and accompanying prospectus online and place orders online or through their financial advisors.

Electronic Offer, Sale, and Distribution

In connection with this offering, the underwriters or certain of the securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, the underwriters may facilitate Internet distribution for this offering to certain of its Internet subscription customers. The underwriters may allocate a limited number of securities for sale to its online brokerage customers. An electronic prospectus supplement and accompanying prospectus is available on the Internet websites maintained by any such underwriter. Other than the prospectus supplement and accompanying prospectus in electronic format, the information on the websites of the underwriters is not part of this prospectus supplement or the accompanying prospectus.

Listing

Our common stock is listed on the Nasdaq Stock Market under the symbol “REKR.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Issuer Direct Corporation.

Notice to Prospective Investors in Canada (Alberta, British Columbia, Manitoba, Ontario and Québec Only)

This document constitutes an “exempt offering document” as defined in and for the purposes of applicable Canadian securities laws. No prospectus has been filed with any securities commission or similar regulatory authority in Canada in connection with the offer and sale of the shares of common stock described herein (the “Securities”). No securities commission or similar regulatory authority in Canada has reviewed or in any way passed upon this document or on the merits of the Securities and any representation to the contrary is an offence.

Canadian investors are advised that this document has been prepared in reliance on section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”). Pursuant to section 3A.3 of NI 33-105, this document is exempt from the requirement that the issuer and the underwriters in the offering provide Canadian investors with certain conflicts of interest disclosure pertaining to “connected issuer” and/or “related issuer” relationships as may otherwise be required pursuant to subsection 2.1(1) of NI 33-105.

Resale Restrictions

The offer and sale of the Securities in Canada are being made on a private placement basis only and are exempt from the prospectus requirement under applicable Canadian securities laws. Any resale of Securities acquired by a Canadian investor in this offering must be made in accordance with applicable Canadian securities laws, which may vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with Canadian prospectus requirements, a statutory exemption from the prospectus requirements, in a transaction exempt from the prospectus requirements or otherwise under a discretionary exemption from the prospectus requirements granted by the applicable local Canadian securities regulatory authority. These resale restrictions may under certain circumstances apply to resales of the Securities outside of Canada.

Representations of Purchasers

Each Canadian investor who purchases the Securities will be deemed to have represented to us, the selling stockholder and each dealer from whom a purchase confirmation is received, as applicable, that the investor (i) is purchasing as principal, or is deemed to be purchasing as principal in accordance with applicable Canadian securities laws, for investment only and not with a view to resale or redistribution; (ii) is an “accredited investor” as such term is defined in section 1.1 of National Instrument 45-106 Prospectus Exemptions or, in Ontario, as such term is defined in section 73.3(1) of the Securities Act (Ontario); and (iii) is a “permitted client” as such term is defined in section 1.1 of National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.

Taxation and Eligibility for Investment

Any discussion of taxation and related matters contained in this document does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a Canadian investor when deciding to purchase the Securities and, in particular, does not address any Canadian tax considerations. No representation or warranty is hereby made as to the tax consequences to a resident, or deemed resident, of Canada of an investment in the Securities or with respect to the eligibility of the Securities for investment by such investor under relevant Canadian federal and provincial legislation and regulations.

Rights of Action for Damages or Rescission

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Language of Documents

Upon receipt of this document, each Canadian investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the Securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.

European Economic Area

In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive (each, a “Relevant Member State”), an offer to the public of any shares of our common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

•	to any legal entity that is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative for any such offer; or

•

in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase any shares of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•

it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (the “SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). Accordingly, no public distribution, offering or advertising, as defined in CISA and its implementing ordinances and notices, and no distribution to any non-qualified investor, as defined in CISA and its implementing ordinances and notices, shall be undertaken in or from Switzerland, and the investor protection afforded to acquirers of interests in collective investment schemes under CISA does not extend to acquirers of shares.

Australia

No placement document, prospectus, product disclosure statement, or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering.

Neither this prospectus supplement nor the accompanying prospectus constitutes a prospectus, product disclosure statement, or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), nor do they purport to include the information required for a prospectus, product disclosure statement, or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act), or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document that complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus supplement and the accompanying prospectus contain general information only and do not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement and the accompanying prospectus is appropriate to their needs, objectives, and circumstances, and, if necessary, seek expert advice on those matters.

LEGAL MATTERS

The validity of the securities we are offering will be passed upon by Crowell & Moring LLP, Washington, District of Columbia. Faegre Drinker Biddle  & Reath LLP, Minneapolis, Minnesota is representing the underwriters in connection with this offering.

EXPERTS

The consolidated financial statements of the Company as of and for the year ended December 31, 2019 are incorporated in this prospectus supplement by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and have been audited by Friedman LLP, an independent registered public accounting firm, as stated in their report thereon, incorporated herein by reference, and have been incorporated by reference in the accompanying prospectus and the registration statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of the Company as of and for the year ended December 31, 2018 are incorporated in this prospectus supplement by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and have been audited by BD & Company, Inc., an independent registered public accounting firm, as stated in their report thereon, incorporated herein by reference, and have been incorporated by reference in the accompanying prospectus and the registration statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act, of which this prospectus supplement forms a part. The rules and regulations of the SEC allow us to omit from this prospectus supplement certain information included in the registration statement. For further information about us and the securities we are offering under this prospectus, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. With respect to the statements contained in this prospectus supplement regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement.

Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov.

We make available free of charge on our website our annual, quarterly and current reports, including amendments to such reports, as soon as reasonably practicable after we electronically file such material with, or furnish such material to, the SEC. Please note, however, that we have not incorporated any other information by reference from our website, other than the documents listed under the heading “Incorporation of Certain Information by Reference” on page S-26 of this prospectus supplement. In addition, you may request copies of these filings at no cost by writing or telephoning us at the following address or telephone number:

Rekor Systems, Inc.

7172 Columbia Gateway Drive, Suite 400

Columbia, MD 21046

Telephone: (410) 762-0800

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement. This means that we can disclose important information to you by referring you to other documents we have filed separately with the SEC, without actually including the specific information in this prospectus supplement. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC (and that is deemed to be “filed” with the SEC) will automatically update, and may supersede, information in this prospectus supplement.

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 30, 2020;

•

Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2020 (filed with the SEC on May 13, 2020), June  30, 2020 (filed with the SEC on August 3, 2020), and September  30, 2020 (filed with the SEC on November 9, 2020);

•

Our Current Reports on Form 8-K, filed with the SEC on March 18, 2020, March 26, 2020, April 6, 2020 (excluding Item 7.01), May 8, 2020, May 26, 2020 (Film No.: 20911639), June 3, 2020, July 6, 2020 (excluding Item 8.01), July 16, 2020 (excluding Item 7.01), July 24, 2020 (excluding Item 7.01), August 28, 2020, September  17, 2020 (excluding Item 8.01), September  21, 2020, and September 30, 2020; and

•

The description of our common stock set forth in the Registration Statement on Form 8-A filed with the SEC on January 8, 2018 (File No. 001-38338), and any other amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination or completion of the offering of securities under this prospectus supplement shall be deemed to be incorporated by reference in this prospectus supplement and to be a part hereof from the date of filing such reports and other documents.

To obtain copies of these filings, see “Where You Can Find More Information” on page S-25 of this prospectus supplement.

PROSPECTUS

$100,000,000

Common Stock

Preferred Stock

Warrants

Units

We may from time to time, in one or more offerings at prices and on terms that we will determine at the time of each offering, sell common stock, preferred stock, warrants, or a combination of these securities, or units, for an aggregate initial offering price of up to $100,000,000. This prospectus describes the general manner in which our securities may be offered using this prospectus. Each time we offer and sell securities, we will provide you with a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add, update, or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus before you purchase any of the securities offered hereby.

This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

Our common stock is currently traded on the NASDAQ Capital Market under the symbol “NVMM.” Our Series A Preferred Stock and Unit Warrant are quoted on the OTCQX under the trading symbols “NVMMP,” and “NVMMW,” respectively. On April 23, 2018, the last reported sales price for our common stock was $2.55 per share. We will apply to list any shares of common stock sold by us under this prospectus and any prospectus supplement on the NASDAQ Capital Market. The prospectus supplement will contain information, where applicable, as to any other listing of the securities on the NASDAQ Capital Market or any other securities market or exchange covered by the prospectus supplement.

The securities offered by this prospectus involve a high degree of risk. See “Risk Factors” beginning on page 3, in addition to Risk Factors contained in the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We may offer the securities directly or through agents or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of the securities their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying prospectus supplement. We can sell the securities through agents, underwriters or dealers only with delivery of a prospectus supplement describing the method and terms of the offering of such securities. See “Plan of Distribution.”

This prospectus is dated April 30, 2018

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained or incorporated by reference into this prospectus. If any person does provide you with information that differs from what is contained or incorporated by reference in this prospectus, you should not rely on it. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You should assume that the information contained in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information contained in any document we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any prospectus supplement or any sale of a security. These documents are not an offer to sell or a solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of proceeds of $100,000,000. This prospectus describes the general manner in which our securities may be offered by this prospectus. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus or in documents incorporated by reference in this prospectus. The prospectus supplement that contains specific information about the terms of the securities being offered may also include a discussion of certain U.S. Federal income tax consequences and any risk factors or other special considerations applicable to those securities. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus or in documents incorporated by reference in this prospectus, you should rely on the information in the prospectus supplement. You should carefully read both this prospectus and any prospectus supplement together with the additional information described under “Where You Can Find More Information” before buying any securities in this offering.

Unless the context otherwise requires, references to “we,” “our,” “us,” “Novume,” “Novume Solutions” or the “Company” in this prospectus mean Novume Solutions, Inc., a Delaware corporation.

Our name, our logo, and our other trademarks or service marks appearing in this prospectus are the property of Novume Solutions, Inc. and its subsidiaries. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays, may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents and information incorporated by reference in this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements are based on our management’s beliefs and assumptions and on information currently available to our management. Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact.

All statements in this prospectus and the documents and information incorporated by reference in this prospectus that are not historical facts are forward-looking statements. We may, in some cases, use terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” or similar expressions or the negative of such items that convey uncertainty of future events or outcomes to identify forward-looking statements.

Forward-looking statements are made based on management’s beliefs, estimates and opinions on the date the statements are made and we undertake no obligation to update forward-looking statements if these beliefs, estimates and opinions or other circumstances should change, except as may be required by applicable law. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

ABOUT NOVUME

Overview

We are a leading provider of support services to the government contracting market. Generally speaking, our clients are companies that serve the government.

We:

•	Capture business by helping our clients to win government contracts.

•	Manage risk by being prepared for, and responding to, disruptive events and creating secure systems.

•	Run client back-end services by providing various managed services.

•	Perform their contract requirements by providing specialized staffing services primarily in the aerospace and aviation industries.

We support the government contracting industry that:

•	Represented over $439 billion of U.S. federal government spending in FY 2017 according to USASpending.gov.

•	Has proven to be relatively recession resistant.

•

Has, according to the U.S. federal government’s SAM database, as of March 23, 2018, over 529,000 government contractors of which approximately 52,000 are located in Washington, DC, Maryland and Virginia, many of which are located in an area commonly known as the “Beltway” in close proximity to our headquarters. We see the professional services support sector of the industry in which we operate as:

•	Highly fragmented

•	Comprised of numerous small- and medium-sized businesses that are ripe for consolidation.

We believe these factors provide extraordinary growth opportunities for us.

Corporate Information

Our principal executive offices are located at 14420 Albemarle Point Place, Suite 200, Chantilly, Virginia 20151 and our telephone number is (703) 953-3838. Our website address is www.novume.com. The information on, or accessible through, our website does not constitute a part of, and is not incorporated into, this prospectus.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before making an investment decision, you should consider carefully the risks, uncertainties and other factors described in our most recent Annual Report on Form 10-K, as supplemented and updated by subsequent quarterly reports on Form 10-Q and current reports on Form 8-K that we have filed or will file with the SEC, which are incorporated by reference into this prospectus.

Our business, affairs, prospects, assets, financial condition, results of operations and cash flows could be materially and adversely affected by these risks. For more information about our SEC filings, please see “Where You Can Find More Information.”

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, we intend to use the net proceeds from the sale of the securities under this prospectus for general corporate purposes. We may also use a portion of the net proceeds to acquire or invest in businesses and products that are complementary to our own, although we have no current plans, commitments or agreements with respect to any acquisitions as of the date of this prospectus.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 30,000,000 shares of common stock, $0.0001 par value per share, and 2,000,000 shares of preferred stock, $0.0001 par value per share.

As of April 24, 2018, there were outstanding 14,531,697 shares of our common stock, held by approximately 58 stockholders of record, and 1,520,780 shares of our common stock issuable upon exercise of outstanding stock options.

Common Stock

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our common stock are entitled to receive dividends out of funds legally available if our Board of Directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our Board of Directors may determine.

Voting Rights

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. Our Amended and Restated Certificate of Incorporation does not provide for cumulative voting for the election of directors. As a result, the holders of a majority of our voting shares can elect all of the directors then standing for election.

No Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights, and is not subject to redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Preferred Stock

Pursuant to our Amended and Restated Certificate of Incorporation, our Board of Directors is authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations, or restrictions, in each case without further vote or action by our stockholders. Our Board of Directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our Board of Directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in our control and might adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock. We have no current plan to issue any additional shares of preferred stock.

Our Board of Directors has designated 505,000 shares of our authorized Preferred Stock as Series A Cumulative Convertible Redeemable Preferred Stock (the “Series A Preferred Stock”) and 240,861 shares of our authorized Preferred Stock as Series B Cumulative Convertible Preferred Stock (the “Series B Preferred Stock”) .

Series A Cumulative Convertible Redeemable Preferred Stock of Novume

The following is a summary of certain material terms and provisions of the Series A Preferred Stock. The following summary is subject to, and qualified in its entirety by, the Certificate of Designations of Series A Cumulative Convertible Redeemable Preferred Stock (the “Novume Series A Preferred Stock Certificate of Designations”). You should review a copy of the Novume Series A Preferred Stock Certificate of Designations for a complete description of the terms and conditions applicable to the Series A Preferred Stock. As of April 24, 2018, there were 502,327 shares of Series A Preferred Stock outstanding which are convertible into 811,514 shares of common stock.

Voting Rights

The holders of the Series A Preferred Stock shall not have any voting rights except as expressly set forth below or as otherwise from time to time required by law.

So long as any shares of Series A Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the our Certificate of Incorporation, the vote or consent of the holders of a majority of the outstanding shares of Series A Preferred Stock at the time outstanding and entitled to vote thereon shall be necessary for effecting or validating, either directly or indirectly by amendment, merger, consolidation or otherwise:

•	any amendment, alteration or repeal to our Certificate of Incorporation or Bylaws which have an adverse effect on the rights, preferences, privileges or voting powers of the Series A Preferred Stock;

•

at any time until November 8, 2018, (a) any declaration or payment of cash dividends on any of our common stock or other stock that is specifically designated as junior to the Series A Preferred Stock; (b) any purchase, redemption or other acquisition for consideration of any of our common stock or other junior stock, whether directly or indirectly; or (c) if and only if Novume is delinquent in the payment of dividends on Series A Preferred Stock, any declaration or payment of cash dividends or purchase, redemption or other acquisition for consideration of any class of securities hereafter authorized that is specifically designated as ranking pari passu with the Series A Preferred Stock, whether directly or indirectly; provided, further, however, that the consent of the holders of the Series A Preferred Stock shall not be required in connection with any repurchase of any junior stock held by any of our employee or consultant (x) upon any termination of such employee’s or consultant’s employment or consultancy pursuant to any agreement providing for such repurchase or (y) otherwise permitted pursuant to an agreement between us and an employee or consultant thereof; or

•

any consummation of a binding share exchange or reclassification involving the Series A Preferred Stock, or of a merger or consolidation of Novume with another corporation or other entity, unless in each case (a) the shares of Series A Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, in each case, that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and (b) such shares of Series A Preferred Stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series A Preferred Stock immediately prior to such consummation, taken as a whole; provided, further, that no vote by the holders of Series A Preferred Stock under the foregoing shall be required to the extent a plan of merger, binding share exchange or similar event otherwise provides that the holders of Series A Preferred Stock would receive an amount of cash in such merger, share exchange or similar event equal to the liquidation preference as of the consummation of such merger, share exchange or similar event.

Dividends

Holders of the Series A Preferred Stock are entitled to quarterly dividends of $0.175 (7% per annum) per share.

Conversion Rights

At any time after November 8, 2019, each holder of the Series A Preferred Stock will have the right to convert each share of Series A Preferred Stock into such number of fully paid and nonassessable shares of Novume common stock as is determined by dividing (i) the sum of (x) $10.00 (the “Series A Original Issue Price” (as adjusted pursuant hereto for stock splits, stock dividends, reclassifications and the like)) plus (y) the amount of any accrued but unpaid dividends on such shares being converted, if any, whether or not declared, to and including the date immediately prior to such date of conversion, by (ii) the conversion price (the “Conversion Price”) applicable to such share of Series A Preferred Stock, in effect on the date the certificate is surrendered for conversion. The number of shares of common stock into which each share is convertible, after taking into account any such adjustments, is hereinafter referred to as the “Conversion Ratio.” The Conversion Price shall be (a) $7.22, from November 8, 2019 to November 7, 2020 or (b) $7.74, from and after November 8, 2020.

The Series A Preferred Stock will automatically be converted at the then effective conversion price (i) except as provided below, immediately prior to the closing of Novume’s sale of its common stock in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), (A) which results in aggregate cash proceeds to us of not less than $30,000,000 (net of underwriting discounts and commissions), (B) is made at an offering price per share of at least the then applicable conversion price (as adjusted) and (C) following such offering, the Novume common stock is listed for trading on a national securities exchange, and (ii) on the date specified by written consent or agreement of the holders of at least 66 2/3% of the then outstanding shares of Series A Preferred Stock (a “Qualified IPO”). If such closing occurs prior to November 8, 2019, the Conversion Price per share shall be (i) $5.68 per share from November 8, 2016 to November 7, 2017; (ii) $6.19 per share from November 8, 2017 to November 7, 2018; and (iii) $6.71 per share from November 8, 2018 to November 7, 2019.

Redemption by Novume

At any time from and after November 8, 2019, we may, upon thirty (30) days’ notice, redeem all or any portion of the then outstanding shares of Series A Preferred Stock for cash at a redemption price per share equal to the sum of (i) the corresponding redemption price below (the “Base Redemption Price”) plus (ii) the amount of any accrued but unpaid dividends on such shares being redeemed, if any, whether or not declared, to and including the date immediately prior to such date of redemption. The Base Redemption Price shall be (a)(i) $7.22, from November 8, 2019 to November 7, 2020 or (ii) $7.74, from and after November 8, 2020.

Redemption by Holder

At any time after November 8, 2021, each holder of the Series A Preferred Stock will have the right to require us to redeem all, but not less than all, of such holder’s Series A Preferred Stock for a redemption price of $7.74 per share plus the amount of any accrued but unpaid dividends thereof, if any, whether or not declared, to and including the date immediately prior to such date of redemption.

Liquidation Rights

In the event of a “Liquidation Event” (as defined below), the holders of Series A Preferred Stock are entitled to be paid out of our assets available for distribution to stockholders an amount equal to $5.16 per share plus the amount of any accrued but unpaid dividends thereof, if any, whether or not declared, to and including such date of liquidation. “Liquidation Event” means a liquidation, dissolution or winding up of Novume in a single transaction or series of transactions. The sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of our property and assets shall not be deemed a Liquidation Event, nor shall the merger, consolidation or any other business combination transaction of with any other corporation or person or the merger, consolidation or any other business combination transaction with any other corporation or person be deemed to be a Liquidation Event.

Series B Cumulative Convertible Preferred Stock of Novume

The following is a summary of certain material terms and provisions of the Series B Preferred Stock. The following summary is subject to, and qualified in its entirety by, the Certificate of Designations of Series B Cumulative Convertible Preferred Stock (the “Novume Series B Preferred Stock Certificate of Designations”). You should review a copy of our Series B Preferred Stock Certificate of Designations for a complete description of the terms and conditions applicable to the Series B Preferred Stock. As of April 24, 2018, there were 240,861 shares of Series B Preferred Stock outstanding which are convertible into 481,722 shares of common stock.

Voting Rights

The holders of Series B Preferred Stock shall not have any voting rights except as expressly set forth below or as otherwise from time to time required by law.

So long as any shares of Series B Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by our Certificate of Incorporation, the vote or consent of the holders of a majority of the outstanding shares of Series B Preferred Stock at the time outstanding and entitled to vote thereon shall be necessary for effecting or validating, either directly or indirectly by amendment, merger, consolidation or otherwise:

•	any amendment, alteration or repeal to our Charter or Bylaws which have an adverse effect on the rights, preferences, privileges or voting powers of the Series B Preferred Stock;

•

at any time until November 8, 2018, (a) any declaration or payment of cash dividends on any of our common stock or other stock that is specifically designated as junior to the Series B Preferred Stock; (b) any purchase, redemption or other acquisition for consideration of any of our common stock or other junior stock, whether directly or indirectly; or (c) if and only if we are delinquent in the payment of dividends on Series B Preferred Stock, any declaration or payment of cash dividends or purchase, redemption or other acquisition for consideration of any class of securities hereafter authorized that is specifically designated as ranking pari passu with the Series B Preferred Stock, whether directly or indirectly; provided, further, however, that the consent of the holders of the Series B Preferred Stock shall not be required in connection with any repurchase of any junior stock held by any employee or consultant of the Company (x) upon any termination of such employee’s or consultant’s employment or consultancy pursuant to any agreement providing for such repurchase or (y) otherwise permitted pursuant to an agreement between the Company and an employee or consultant thereof; or

•

any consummation of a binding share exchange or reclassification involving the Series B Preferred Stock, or of a merger or consolidation of the Company with another corporation or other entity, unless in each case (x) the shares of Series B Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, in each case, that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and (y) such shares of Series B Preferred Stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series B Preferred Stock immediately prior to such consummation, taken as a whole; provided, further, that no vote by the holders of Series B Preferred Stock under the foregoing shall be required to the extent a plan of merger, binding share exchange or similar event otherwise provides that the holders of Series B Preferred Stock would receive an amount of cash in such merger, share exchange or similar event equal to the liquidation preference as of the consummation of such merger, share exchange or similar event.

Dividends

Dividends shall be paid in arrears at a rate of four and four hundred eighty-four thousandths percent (4.484%) on the Liquidation Preference as defined in the Series B Preferred Stock Certificate of Designations or $0.448 per share.

Conversion Rights

At any time, each holder of the Series B Preferred Stock will have the right to convert each share of Series B Preferred Stock into such number of fully paid and nonassessable shares of our common stock as is determined by dividing (i) the sum of (x) $10.00 (the “Series B Original Issue Price” (as adjusted pursuant hereto for stock splits, stock dividends, reclassifications and the like)) plus (y) the amount of any accrued but unpaid dividends on such shares being converted, if any, whether or not declared, to and including the date immediately prior to such date of conversion, by (ii) $5.00 applicable to such share of Series B Preferred Stock, in effect on the date the certificate is surrendered for conversion. The number of shares of common stock into which each share is convertible, after taking into account any such adjustments, is hereinafter referred to as the “Conversion Ratio.”

The Series B Preferred Stock will automatically be converted at the then effective Conversion Ratio on the last day of any period of thirty (30) consecutive trading days, in which, during a period of twenty (20) trading days (whether consecutive or not), the volume weighted average of the daily Current Market Price per share of common stock equals or exceeds $7.50 (after taking into account any adjustments as set forth in the Novume Series B Preferred Stock Certificate of Designations.)

Liquidation Rights.

In the event of a “Liquidation Event” (as defined below), the holders of Series B Preferred Stock are entitled to be paid out of our assets available for distribution to stockholders an amount equal to $10 per share plus the amount of any accrued but unpaid dividends thereof, if any, whether or not declared, to and including such date of liquidation. “Liquidation Event” means a liquidation, dissolution or winding up of Novume in a single transaction or series of transactions. The sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of Novume shall not be deemed a Liquidation Event, nor shall the merger, consolidation or any other business combination transaction of Novume into or with any other corporation or person or the merger, consolidation or any other business combination transaction with any other corporation or person be deemed to be a Liquidation Event.

Warrants

As of April 24, 2018, we have outstanding warrants to purchase an aggregate of 820,586 shares of our common stock. As of April 24, 2018, we also have outstanding Unit Warrants to purchase an aggregate of 243,655 shares of our common stock.

Piggyback Registration Rights

The holders of an aggregate of 375,000 shares of our common stock, including 481,722 shares of common stock issuable upon conversion of our Series B Preferred Stock, or their permitted transferees, will be entitled to rights with respect to the registration of these shares under the Securities Act. These shares are referred to as registrable securities. These rights are provided under the terms of our Registration Rights Agreement between the Company and the holders identified on Schedule I thereto dated as of October 1, 2017, as amended, or RRA, between us and the holders of these registrable securities, providing piggyback registration rights. All fees, costs, and expenses incurred in connection with the registration of registrable securities, including reasonable fees and disbursements of one counsel to the selling stockholders will be borne by the Company. If we register any of our securities for public sale, each holder of registrable securities has a right to request the inclusion of any then-outstanding registrable securities held by them on our registration statement. However, this right does not apply to a registration relating solely to employee benefit plans, a corporate reorganization or stock issuable upon conversion of debt securities. If the underwriters of any underwritten offering determine in good faith that marketing factors require a limitation on the number of shares, the number of shares to be registered will be apportioned, first, to the company for its own account and, second, pro rata among these holders, based on the number of registrable securities held by each holder. The RRA was entered into in connection with that certain Agreement and Plan of Merger as of the Agreement Date by and among the Company, Global Technical Services, Inc., a Delaware corporation and wholly owned subsidiary of the Company, Global Contract Professionals, Inc., a Delaware corporation and wholly owned subsidiary of the Company, Global Technical Services, Inc., a Texas corporation, and Global Contract Professionals, Inc., a Texas corporation. The registration rights terminate on the third anniversary of the RRA.

In connection with that certain Promissory Note issued by the Company and its wholly owned subsidiary, Brekford Traffic Safety, Inc. on April 3, 2018, the Company granted registration rights to the investor with respect to Thirty-Five (35,000) Thousand shares of common stock of the Company (the “Lender’s Shares”). The Company agreed to include the Lender’s Shares on the next registration statement filed by the Company with the Securities and Exchange Commission. In the event the Company fails to include the Lender’s Shares on its next selling stockholder registration statement, the Company is obligated to issue an additional 15,000 shares of common stock to the Lender.

Anti-Takeover Provisions

The provisions of Delaware law, our Amended and Restated Certificate of Incorporation, and our Amended and Restated Bylaws, could have the effect of delaying, deferring, or discouraging another person from acquiring control of our company. These provisions, which are summarized below, may have the effect of discouraging takeover bids. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Delaware Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law, or DGCL, regulating corporate takeovers. In general, DGCL Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date on which the person became an interested stockholder unless:

•

prior to the date of the transaction, the Board of Directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66.67% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction or series of transactions together resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that DGCL Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Anti-Takeover Effects of Provisions of Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Certain anti-takeover provisions have been incorporated into our Amended and Restated Certificate of Incorporation and Bylaws, including:

•	the vote of 66 2/3 of the voting power of the corporation entitled to vote at an election of directors is required for the removal of a member of our Board;

•

the vote of 66 2/3 of the voting power of the corporation entitled to vote at an election of directors is required before any of our Bylaws may, at any annual meeting or at any special meeting called for that purpose, be altered, amended, rescinded or repealed; and

•	the request of one or more stockholders holding shares in the aggregate entitled to cast not less than 35% of the vote at a meeting is required to call a stockholder meeting.

Listing of Common Shares

Our common stock is listed on the Nasdaq Capital Market under the symbol “NVMM.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Issuer Direct Corporation. The transfer agent’s address is 500 Perimeter Park Drive, Suite D, Morrisville, NC 27560 and its telephone number is (919) 481-4000.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of preferred stock or common stock. Warrants may be issued independently or together with any preferred stock or common stock, and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between a warrant agent specified in the agreement and us. The warrant agent will act solely as our agent in connection with the warrants of that series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. This summary of some provisions of the securities warrants is not complete. You should refer to the securities warrant agreement, including the forms of securities warrant certificate representing the securities warrants, relating to the specific securities warrants being offered for the complete terms of the securities warrant agreement and the securities warrants. The securities warrant agreement, together with the terms of the securities warrant certificate and securities warrants, will be filed with the Securities and Exchange Commission in connection with the offering of the specific warrants.

The applicable prospectus supplement will describe the following terms, where applicable, of the warrants in respect of which this prospectus is being delivered:

•	the title of the warrants;

•	the aggregate number of the warrants;

•	the price or prices at which the warrants will be issued;

•	the designation, amount and terms of the offered securities purchasable upon exercise of the warrants;

•	if applicable, the date on and after which the warrants and the offered securities purchasable upon exercise of the warrants will be separately transferable;

•	the terms of the securities purchasable upon exercise of such warrants and the procedures and conditions relating to the exercise of such warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which and currency or currencies in which the offered securities purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;

•	the minimum or maximum amount of the warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	if appropriate, a discussion of Federal income tax consequences; and

•	any other material terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Warrants for the purchase of common stock or preferred stock will be offered and exercisable for U.S. dollars only. Warrants will be issued in registered form only.

Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the purchased securities. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Prior to the exercise of any securities warrants to purchase preferred stock or common stock, holders of the warrants will not have any of the rights of holders of the common stock or preferred stock purchasable upon exercise, including in the case of securities warrants for the purchase of common stock or preferred stock, the right to vote or to receive any payments of dividends on the preferred stock or common stock purchasable upon exercise.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of shares of common stock, shares of preferred stock or warrants or any combination of such securities.

The applicable prospectus supplement will specify the following terms of any units in respect of which this prospectus is being delivered:

•

the terms of the units and of any of the common stock, preferred stock and warrants comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

PLAN OF DISTRIBUTION

We may sell the securities offered through this prospectus (i) to or through underwriters or dealers, (ii) directly to purchasers, including our affiliates, (iii) through agents, or (iv) through a combination of any these methods. The securities may be distributed at a fixed price or prices, which may be changed, market prices prevailing at the time of sale, prices related to the prevailing market prices, or negotiated prices. The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	the net proceeds from the sale of the securities

•	any delayed delivery arrangements

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	any commissions paid to agents; and

•	any securities exchange or market on which the securities may be listed.

Sale Through Underwriters or Dealers

Only underwriters named in the prospectus supplement are underwriters of the securities offered by the prospectus supplement.

If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If dealers are used in the sale of securities offered through this prospectus, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The prospectus supplement will include the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the prospectus supplement.

Delayed Delivery Contracts

If the prospectus supplement indicates, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Continuous Offering Program

Without limiting the generality of the foregoing, we may enter into a continuous offering program equity distribution agreement with a broker-dealer, under which we may offer and sell shares of our common stock from time to time through a broker-dealer as our sales agent. If we enter into such a program, sales of the shares of common stock, if any, will be made by means of ordinary brokers’ transactions on the NASDAQ Capital Market at market prices, block transactions and such other transactions as agreed upon by us and the broker-dealer. Under the terms of such a program, we also may sell shares of common stock to the broker-dealer, as principal for its own account at a price agreed upon at the time of sale. If we sell shares of common stock to such broker-dealer as principal, we will enter into a separate terms agreement with such broker-dealer, and we will describe this agreement in a separate prospectus supplement or pricing supplement.

Market Making, Stabilization and Other Transactions

Unless the applicable prospectus supplement states otherwise, other than our common stock all securities we offer under this prospectus will be a new issue and will have no established trading market. We may elect to list offered securities on an exchange or in the over-the-counter market. Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Securities Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

General Information

Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

LEGAL MATTERS

The validity of the issuance of the securities offered by this prospectus will be passed upon for us by Sichenzia Ross Ference Kesner LLP, New York, New York.

EXPERTS

The consolidated balance sheets of Novume Solutions, Inc. and its subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, have been audited by BD & Company, Inc., independent registered public accounting firm, as stated in their report thereon and incorporated by reference herein.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, along with other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC to register the securities offered hereby under the Securities Act of 1933, as amended. This prospectus does not contain all of the information included in the registration statement, including certain exhibits and schedules. You may obtain the registration statement and exhibits to the registration statement from the SEC at the address listed above or from the SEC’s internet site.

You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You may also request a copy of these filings, at no cost, by writing or telephoning us at: 14420 Albemarle Point Place, Suite 200, Chantilly, VA 20151 or (703) 953-3838.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus is part of a registration statement filed with the SEC. The SEC allows us to “incorporate by reference” into this prospectus the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. The following documents are incorporated by reference and made a part of this prospectus:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on April 12, 2018 ;

•

our Current Reports on Form 8-K filed with the SEC on January 25, 2018, February  23, 2018, March 2, 2018, March  13, 2018 and April  9, 2018, including our amended current reports on Form 8-K/A filed on January 25, 2018;

•

the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on January 8, 2018 (File No. 001-38338), including any amendment or report filed for the purpose of updating such description; and

•

all reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this prospectus.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will furnish without charge to you, on written or oral request, a copy of the Annual Report incorporated by reference, including exhibits to the document. You should direct any requests for documents to Novume Solutions, Inc., 14420 Albemarle Point Place, Suite 200, Chantilly, VA 20151.

5,327,773 Shares of Common Stock

Prospectus Supplement

Joint Lead Book-Running Managers

B. Riley Securities	Lake Street

Co-Manager

Northland Capital Markets

The date of this prospectus supplement is February 5, 2021